SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT, dated as of September 30th, 2025 (the "Agreement"), is by and among **SENTIENT BRANDS HOLDINGS INC.**, a Nevada corporation ("SNBH"), its 51%-owned subsidiary, **WYOMING BEARS, INC.**, a Nevada corporation ("Subsidiary"), **Concent, Inc.** ("CNT"), a Florida corporation, and **Joel Kleinfeld** ("JK"), an individual, and each of the minority shareholders of Subsidiary set forth on the signature page hereof (together with the Founders, the "Sellers").

WITNESSETH

WHEREAS SNBH is an SEC reporting issuer, publicly traded under the trading symbol OTC: SNBH;

WHEREAS Subsidiary is a 51%-owned subsidiary of SNBH specializing in the consumer-packaged goods manufacturing and distribution to the governmental procurement channels in the food, beverage, disaster preparedness, first aid and other sectors;

WHEREAS SNBH is a manufacturer and marketing entity specializing in consumer-packaged goods manufacturing and distribution of products in the food, beverage, disaster preparedness, and first aid sectors (the "***Products***");

WHEREAS, SNBH desires for Subsidiary to manufacture and distribute the Products on an exclusive basis;

WHEREAS, Subsidiary desires to manufacture and distribute the Products under the management recruited by SNBH and trained by the Founders;

WHEREAS, the respective Boards of Directors of SNBH and the Subsidiary deem it advisable and in the best interests of SNBH and the Subsidiary, respectively, to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth herein;

WHEREAS, certain terms used in this Agreement are defined in Article 1;

WHEREAS, it is intended that the Acquisition (as herein defined) shall qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended:

NOW THEREFORE, in consideration of the mutual promises and obligations contained herein, the Parties agree as follows:

ARTICLE 1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. As used in this Agreement, the following terms when capitalized in this Agreement shall have the following meanings:

(a) **“Affiliates"** shall mean, with respect to any Person, any and all other Persons that control, are controlled by, or are under common control with, such Person. For purposes of the foregoing, "control" of a Person shall mean direct or indirect ownership of 50% or more of the securities or other interests of such Person having by their terms ordinary voting power to elect or appoint a majority of the board of directors or others performing similar functions with respect to such Person.

(b) **“Acquisition”** means the Acquisition, at the Closing, of certain rights and assets of the Sellers by SNBH pursuant to this Agreement as more specifically set forth in Article 2.

(c) “**Acquisition Credit**” means the credit instrument for the dollar amount due, which is convertible into common stock of SNBH which shall be issued by SNBH to the Sellers (and/or their designees) pursuant to the terms of the Acquisition (as defined above) set forth in Section 2.2(a) and the related Earnout Schedule (as defined herein) set forth on Schedule A attached hereto, as set forth herein.

(d) **"Business Day"** shall mean any day other than Saturday, Sunday and any day on which banking institutions in the United States are authorized by law or other governmental action to close.

(e) “**Closing Date**” means the day on which all conditions precedent to the completion of the transactions contemplated hereby have been satisfied or waived.

(f) **"Claim Notice"** means written notification pursuant to Section 9.3 of a Third-Party Claim as to which indemnity under Section 9.1 is sought by an Indemnified Party.

(g) **"Code"** means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(h) **"Contract"** shall mean an agreement, written or oral, between the Subsidiary and any other Person which obligates either the Subsidiary or such other Person to do or not to do a particular thing.

(i) **“EBITDA”** means earnings before interest, taxes, depreciation, and amortization.

(j) **"Election Notice"** means a written notice provided by the Sellers or Purchaser, as the case may be, in respect of a Tax Claim to the effect that it elects to contest, and to control the defense or prosecution of, such Tax Claim as provided in this Agreement.

(k) **"ERISA"** shall mean the Employee Retirement Income Security Act of 1974, as amended.

(l) **"ERISA Affiliate"** shall mean any entity that would be deemed to be a "single employer" with the Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(m) **"Environmental Liabilities"** means any cost, damages, expense, liability, obligation, or other responsibility arising from or under (a) any Environmental Law and consisting of or relating to (i) any environmental matters or conditions (including on-site or off-site contamination and environmental regulation of chemical substances or products); (ii) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, out-of-pocket damages and necessary and required response, investigative, remedial, or inspection costs and expenses arising under Environmental Law; (iii) financial responsibility under Environmental Law for clean-up costs or corrective action, including any necessary and required investigation, clean-up, removal, containment, or other remediation or response actions required by Environmental Law and for any natural resource damages; or (iv) any other compliance, corrective, investigative, or remedial measures required under Environmental Law; or (b) any common law causes of action, including, but not limited to, negligence, trespass or nuisance, based on violation by the Subsidiary of Environmental Laws, releases by the Subsidiary of Hazardous Materials or actions or omissions by the Subsidiary that expose others to Hazardous Materials. The terms "removal," "remedial," "response action", and "release" shall have the meanings provided for such terms under, and shall include the types of activities covered by, the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

(n) **"Environmental Laws"** shall mean all federal, state and local Laws relating to public health, or to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) including, without limitation, the Clean Air Act, as amended, CERCLA, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Toxic Substances Control Act, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, any state Laws implementing the foregoing federal Laws, and all other Laws relating to or regulating (i) emissions, discharges, releases, or cleanup of pollutants, contaminants, chemicals, polychlorinated biphenyls (PCB's), oil and gas exploration and production wastes, brine, solid wastes, or toxic or Hazardous Materials or wastes (collectively, the "Polluting Substances"), (ii) the generation, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Polluting Substances, or (iii) environmental conservation or protection. References in this Agreement to Environmental Laws existing or in effect as of a particular date shall include written administrative interpretations and policies then existing or in effect.

(o) **"Environmental Permit"** means any federal, state, local, provincial, or foreign permits, licenses, approvals, consent or authorizations required by any Governmental or Regulatory Authority under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental or Regulatory Authority under any applicable Environmental Law.

(p) **“Earnout Schedule”** means the terms of the earnout arrangement set forth in Section 2.2.

(q) **"Governmental or Regulatory Authority"** shall mean any federal, state, regional, municipal or local court, legislative, executive, Native American or regulatory authority or agency, board, commission, department or subdivision thereof.

(r) **"Hazardous Activity"** means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Subsidiary’s facilities or any part thereof into the environment.

(s) **"Hazardous Materials"** means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is, or that is likely to become, friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs), or (ii) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any applicable Environmental Law.

(t) **"Indemnified Party"** means any Person entitled to indemnification under any provision of Article 9.

(u) **"Indemnifying Party"** means any Person obligated to provide indemnification under any provision of Article 9.

(v) **"Law"** shall mean any federal, state, county, or local laws, statutes, regulations, rules, codes, ordinances, orders, decrees, judgments or injunctions enacted, adopted, issued or promulgated by any Governmental or Regulatory Authority, from time to time.

(w) **"Lien"** shall mean any mortgage, deed of trust, pledge, lien, claim, security interest, covenant, restriction, easement, preemptive right, or any other encumbrance or charge of any kind.

(x) **"Subsidiary Material Contract"** N/A and Intentionally omitted.

(y) **"SNBH Material Contract"** shall have the meaning set forth in Section 4.14.

(z) **"Material Adverse Effect"** shall mean any material adverse effect on the business or financial condition of the Subsidiary.

(aa) **"Order"** shall mean any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

(bb) "**Place of Closing**" means such place as SNBH and the Sellers mutually agree upon.

(cc) **"Permitted Lien"** shall mean: (a) liens created under any Lease, except any lien arising as a result of any failure to timely make any payment or failure to perform any other obligation or other default under such Lease; (b) liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (c) mechanics, materialmen's, landlords', carriers', warehousemen's, and other liens imposed by law incurred in the ordinary course of business; (d) zoning restrictions, land use regulations, declarations, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property and third party easements, rights of way, leases or similar matters that are recorded in the county records where the effected property is located and do not prohibit the use of the property as currently used; (e) the absence of executed rights of way or easements, or a defect in any executed right of way or easement, where such rights have been or can be otherwise obtained through a proceeding under prescription or other operation of law; (f) deposits or pledges to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance; (g) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature arising in the ordinary course of the Subsidiary's business and made, created or arising prior to the Closing Date; (h) leases or subleases granted by or to others; and (i) precautionary Uniform Commercial Code financing statements regarding operating leases which leases are either disclosed pursuant to Article 3 hereof or no longer in effect.

(dd) **"Person"** shall mean an individual, partnership, joint venture, trust, corporation, limited liability company or other legal entity or Governmental or Regulatory Authority.

(ee) **"Post-Closing Period"** means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the

taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

(ff) **"Pre-Closing Period"** means any taxable period or portion thereof that is not a Post- Closing Period.

(gg) **"SNBH Material Adverse Effect"** shall mean any change, event, violation, inaccuracy, circumstance, or effect that is materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), or results of operations of the SNBH.

(hh) **"Remedial Action"** shall mean any removal, remediation, response, clean up or other corrective action to respond to, remove or otherwise address any Environmental Liability.

(ii) "**Shares**" means common stock of SNBH.

(jj) **"Taxes"** shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, estimated, social security, unemployment, occupation, use, sales, service, service use, license, net worth, payroll, franchise, severance, transfer, recording or other taxes, assessments or charges imposed by any Governmental or Regulatory Authority, whether computed on a separate, consolidated, unitary, combined or other basis, and in each case such term shall include any interest, penalties, or additions to tax attributable thereto.

(kk) **"Tax Return"** shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and including any return of an affiliated, combined or unitary group.

Any other terms defined within the text of this Agreement will have the meanings so ascribed to them.

(aa) <u>Captions and Section Numbers</u>. The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

(bb) <u>Section References and Schedules</u>. Any reference to a particular "Article", "Section", "paragraph", "clause" or other subdivision is to the particular Article, section, clause or other subdivision of this Agreement and any reference to a Schedule by number will mean the appropriate Schedule and Disclosure Schedule attached to this Agreement and by such reference the appropriate Schedule and Disclosure Schedule is incorporated into and made part of this Agreement.

(cc) Severability of Clauses. If any part of this Agreement is declared or held to be invalid for any reason, such invalidity will not affect the validity of the remainder which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held to be invalid.

ARTICLE 2. THE ACQUISITION

2.1 The parties agree that the Subsidiary will acquire certain rights and assets currently held and operated by Sellers. The first transactions will be selling contract rights and assets (inventory, machinery, receivables, licensing rights, brands, and similar tangible and intangible items) from Sellers to the Subsidiary for ***Acquisition Credits*** at their value (as earnings multiples and as assets under the Section 2.1 definitions). These rights are only a portion of the assets that are owned by Sellers and are being specifically sold to the Subsidiary as set forth in this agreement.

The parties agree that Sellers will receive compensation for its sale of these rights and assets to Subsidiary based upon an ***Earnout Schedule***, described below, upon transfer of such rights or assets to the Subsidiary or achieving performance benchmarks during a 5-year period.

2.2 Methods for determining Earnout Schedule — these are generally as follows:

(i) Valuation methods of Annual Revenue Growth or EBITDA, whichever is higher, plus the Appraised Value of Assets:
— *Annual Revenue Growth Method (70% of revenue increases x 51% SNBH ownership of the Subsidiary)*
— *EBITDA Method (70% of 5 X EBITDA x 51% SNBH ownership of the Subsidiary)*
— *1.4 x Appraised Value of Assets Method (actual value* acquired*)*

(ii) Under the Appraised Value of Assets Method, Acquisition Credits are assigned on the asset transfer date and calculated as 1.4 times the appraised value for the portion received in Acquisition Credits instead of cash. This assumes a six-month lockup period, the ability to convert the whole amount into free trading shares after 6 months, and a customary risk-adjusted return on a convertible debenture for a pink sheet company. If the lockup period is extended due to lockup provisions or for any other reason, the 1.4 multiplier increases proportionally to reflect the extension.

The ***Earnout Schedule*** will result in a series of credits being earned. These credits will be issued by SNBH in the form of an ***Acquisition Credit***, which can be converted into common stock of SNBH at a series of dates in the future, as set out more fully in the ***Acquisition Credit*** description above.

Because SNBH owns 51% of the Subsidiary, the Sellers are the recipients of the ***Acquisition Credits***, as follows:

Joel Kleinfeld	*50%*
Longwood Partners Revocable Trust	*50%*
	100.00%

any of these recipients are free to assign their rights to others, subject to any Lock-up Agreements with SNBH

Joel Kleinfeld	*50%*
Longwood Partners Revocable Trust	*50%*
	100.00%

(a) SNBH and the minority shareholders of the Subsidiary would each have a right of first refusal to either buy or sell these minority positions at the value of 0.7 multiple established for the Acquisition Credits in 2.1 prior to 60 months and 1.25 multiple after, adjusted to the aggregated total of 49%.

For clarity purposes, if the Subsidiary's revenue is 10MM and the right of first refusal for the sale of 49% is exercised:

(ii) after 18 months but before 60 months, the buyout price is 10MM x 0.7 x 49% = 3.43MM

(iii) after 60 months, the buyout price is: 10MM x 1.25 x 49% = 6.125MM

i. These rights of refusal can only be exercised after the 18th Month and will require a 30-day notice by the party exercising their rights to the other parties.

ii. The maximum position that can be bought or sold will be the equivalent of the time spent in the 5-year acquisition program for any specific exercise. As an example, if the acquisition program is now in its 3rd year, only 60% of the 49% may be bought or sold, as the remaining 2-year evaluation has yet to occur.

2.1 Adherence to Applicable Securities Laws. Each of the recipients of the Acquisition Credits agrees that he or she is acquiring the Acquisition Credits and any resultant Shares for investment purposes and will not offer, sell or otherwise transfer, pledge or hypothecate any of the Acquisition Credits issued to them (other than pursuant to an

effective Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), directly or indirectly unless:

(a) the sale is to SNBH;

(b) the sale is made pursuant to the exemption from registration under the Securities Act, provided by Rule 144 thereunder; or

(c) the Acquisition Credits are sold in a transaction that does not require registration under the Securities Act or any applicable United States state laws and regulations governing the offer and sale of securities, and the Seller has furnished to SNBH an opinion of counsel to that effect or such other written opinion as may be reasonably required by SNBH.

The Sellers acknowledge that if Acquisition Credits were converted into Common Shares (Converted Shares), the certificates representing the Converted Shares shall bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR UNDER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER THE 1933 ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AND RIGHTS AS SET FORTH IN THE SHARE EXCHANGE AGREEMENT DATED SEPTEMBER 30, 2025, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.

2.3 Closing. The parties hereto shall use their best efforts to close the transactions contemplated by this Agreement (the "Closing") on or before September 30, 2025.

2.4 No Ownership. The Sellers have no right to, nor any interest in the Acquisition Credits until such time as they have been earned pursuant to the Earnout Schedule.

2.5 Restricted Securities. The Sellers understand that the Common Stock Shares converted from Acquisition Credits are characterized as "restricted securities" under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Sellers pursuant hereto, the Acquisition Credits would be acquired in a transaction not involving a public offering. The Sellers acknowledge that the Common Stock Shares converted from Acquisition Credits after the 6 months holding period and issued to the Sellers in accordance with the provisions of this Agreement, may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Sellers represent that they are familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understand the resale limitations imposed thereby and by the Securities Act.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby jointly and severally represent and warrant to SNBH, that:

3.1 Organization, Standing and Power. Sellers are an individual and a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full corporate power and corporate authority to (i) own, lease and operate its properties, and (ii) carry on the business as currently conducted by it. There are no states or jurisdictions in which the character and location of any of the properties owned or leased by the Subsidiary, or the conduct of the Subsidiary's business, makes it necessary for the Subsidiary to qualify to do business as a foreign corporation, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect on the business or operations of the Subsidiary.

3.2 Authorization of Agreement. The Sellers have all requisite power, authority and legal capacity to execute and deliver this Agreement, and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by each Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3 Conflicts; Consents of Third Parties.

(a) Neither the execution nor the delivery by Sellers, nor the consummation of the transactions contemplated hereby or thereby, or compliance by Sellers with any of the provisions hereof or thereof will (i) conflict with, or result in

the breach of, any provision of the articles of incorporation or by-laws or comparable organizational documents of Seller's charter; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Sellers are a party or by which any of them or any of their respective properties or assets is bound; (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which Subsidiary is bound; or (iv) result in the creation of any Lien upon the properties or assets of Sellers or any subsidiary of Sellers except, in case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) No consent, waiver, approval, Order, permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental or Regulatory Authority is required on the part of any Seller.

3.4 Absence of Certain Developments. Except as expressly contemplated by this Agreement, since the Inception Date:

(i) there has not been any Material Adverse Effect nor has there occurred any event which is reasonably likely to result in a Material Adverse Effect;

(ii) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of Sellers having a replacement cost of more than $25,000 for any single loss or $100,000 for all such losses.

3.5 Compliance with Laws; Permits. Sellers are in compliance with all Laws applicable to the conduct of the business or operations of Subsidiary or the use of its properties (including any leased properties) and assets, except for such non-compliances as would not, individually or in the aggregate, have a Material Adverse Effect. Sellers have all governmental permits and approvals from state, federal or local authorities which are required for Sellers to operate its business, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

3.6 FDA Compliance. Sellers, and the manufacture, marketing, distribution and sales of Sellers' products and services, is in compliance in all material respects with all applicable rules and regulations of the U.S. Food and Drug Administration (the "FDA"), and all related applicable laws, statutes, ordinances, rules or regulations (including, without limitation, the Federal Food, Drug and Cosmetic Act, as amended, and the Good Manufacturing Practice regulations), the enforcement of which, individually or in the aggregate, would be expected to result in a Material Adverse Effect.

3.7 No Misrepresentation. No representation or warranty of the Sellers contained in this Agreement or in any schedule hereto or in any certificate or other instrument

furnished by the Sellers pursuant to the terms hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

3.8 Financial Advisors. No Person has acted, directly or indirectly, as a broker or finder for Sellers in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

3.9 Patriot Act. Sellers certify that it have not been designated, and are not owned or controlled, by a "suspected terrorist" as defined in Executive Order 13224. Subsidiary hereby acknowledges that the Sellers seek to comply with all applicable Laws concerning money laundering and related activities. In furtherance of those efforts, Sellers hereby represents, warrants and agrees that: (i) none of the cash or property owned by Sellers has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by Sellers has, and this Agreement will not, cause Subsidiary to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

3.10 FCPA Compliance. To the best of Sellers' knowledge, no director, officer, agent, employee, Affiliate, or other person acting on behalf of Sellers has, in the course of its actions for, or on behalf of, Sellers (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended ("FCPA"); or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.11 Investment Intention. The Sellers are acquiring the Acquisition Credits for their own accounts, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") thereof. The Sellers understand that the Acquisition Credits have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

3.12 Investors. Each of the Sellers represents and warrants to SNBH that he or she is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SNBH

SNBH hereby represents and warrants to the Sellers, that:

4.1 Organization and Good Standing.

SNBH is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and corporate authority to (i) own, lease and operate its properties, (ii) carry on the business as currently conducted by it. There are no states or jurisdictions in which the character and location of any of the properties owned or leased by the SNBH, or the conduct of SNBH's business makes it necessary for SNBH to qualify to do business as a foreign corporation, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect on the business or operations of SNBH.

4.2 Authorization of Agreement. SNBH and Subsidiary have full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by SNBH in connection with the consummation of the transactions contemplated hereby and thereby (the "SNBH Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by SNBH of this Agreement and each SNBH Document have been duly authorized by all necessary corporate action on behalf of SNBH. This Agreement has been, and each SNBH Document will be at or prior to the Closing, duly executed and delivered by SNBH and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each SNBH Document when so executed and delivered will constitute, legal, valid and binding obligations of SNBH, enforceable against e SNBH in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3 Capitalization. The authorized capital stock of SNBH consists of: 500,000,000 shares of common stock, $0.001 par value per share, 118,096,844 as of September 30th, 2025 shares of which are issued and outstanding; and 25,000,000 shares of preferred stock, $0.001 par value per share, 1,000,000 of which are issued and outstanding. All of the shares of SNBH are duly authorized, validly issued, fully paid and nonassessable.

4.4 Subsidiaries. Other than Subsidiary. SNBH only has the subsidiaries disclosed in SEC filings.

4.5 Corporate Records.

(a) SNBH has delivered to Sellers or disclosed via filings with the EDGAR system, true, correct and complete copies of the articles of incorporation (each certified by the Secretary of State or other appropriate official of the

applicable jurisdiction of organization) and by-laws (each certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of SNBH.

(b) The minute books of SNBHpreviously made available to Sellers contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of SNBH to the best of SNBH's knowledge. The stock certificate books and stock transfer ledgers of SNBH previously made available to Sellers are true, correct and complete. All stock transfer taxes levied or payable with respect to all transfers of shares of SNBH prior to the date hereof have been paid and appropriate transfer tax stamps affixed to the best of SNBH's knowledge.

4.6 Conflicts; Consents of Third Parties.

(a) Neither the execution nor the delivery by SNBH of this Agreement and the SNBH Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by SNBH with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the articles of incorporation or by-laws or comparable organizational documents of SNBH; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which SNBH is a party or by which any of them or any of their respective properties or assets is bound; (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which SNBH is bound; or (iv) result in the creation of any Lien upon the properties or assets of SNBH except, in case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) No consent, waiver, approval, Order, permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental or Regulatory Authority is required on the part of SNBH in connection with the execution and delivery of this Agreement or the SNBH Documents, or the compliance by SNBH with any of the provisions hereof or thereof, other than the filing of a Current Report on Form 8-K and any required amendments thereof, a Schedule 14f-1, if necessary, and any applicable Schedule 13D amendments and Forms 4.

4.7 Financial Statements.

(a) The Sellers have reviewed copies of the auditor reviewed balance sheets of SNBH as at June 30, 2025 and the related auditor reviewed statements of income and of cash flows of SNBH for the years then ended and the copies of the unaudited balance sheets of SNBH and the related unaudited statements of income and of cash flows of SNBH for the years then ended

(the "Financial Statements"). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP (subject to normal year-end adjustments in the case of the unaudited statements) and in conformity with the practices consistently applied by SNBH without modification of the accounting principles used in the preparation thereof and presents fairly the financial position, results of operations and cash flows of SNBH as at the dates and for the periods indicated.

(b) For the purposes hereof, the audited balance sheet of SNBH at June 30, 2025 is referred to as the "Balance Sheet" and June 30, 2025 is referred to as the "Balance Sheet Date".

4.8 No Undisclosed Liabilities. Prior to Closing, SNBH shall have no indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto in accordance with GAAP which was not fully reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto or was not incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date. For the avoidance of doubt, at Closing, SNBH will not have any material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually and in the aggregate would not be reasonably expected to result in a Material Adverse Effect.

4.9 Absence of Certain Developments. Except as expressly contemplated by this Agreement, since the Balance Sheet Date:

(i) there has not been any "material adverse change" (defined as a change that significantly impacts the financial condition, operations, or prospects of SNBH in a negative manner) nor has there occurred any event which is reasonably likely to result in a material adverse change;

(ii) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of SNBH having a replacement cost of more than $25,000 for any single loss or $100,000 for all such losses;

4.10 Taxes.

(a) (A) all Tax Returns required to be filed by or on behalf of SNBH have been filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects; (B) all Taxes

payable by or on behalf of SNBH or in respect of its income, assets or operations have been fully and timely paid, and (C) SNBH has not executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.

(b) SNBH has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

(c) All material types of Taxes paid and material types of Tax Returns filed by or on behalf of SNBH have been paid and filed. No claim has been made by a taxing authority in a jurisdiction where SNBH does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(d) All deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including SNBH have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor have the Sellers or SNBH received any notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised by a federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(e) Neither SNBH nor any other Person (including any of the Sellers) on behalf of SNBH has (A) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by SNBH, (B) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by SNBH or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of SNBH, (C) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to SNBH, or (D) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(f) No property owned by SNBH is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

(g) SNBH is not a foreign person within the meaning of Section 1445 of the Code.

(h) SNBH is not a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(i) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by SNBH, its Affiliates or their respective affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

(j) SNBH is not subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

(k) Except as set forth on Schedule 4.10, there are no Liens as a result of any unpaid Taxes upon any of the assets of SNBH.

(l) SNBH has no elections in effect for federal income tax purposes under Sections 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of the code.

4.11 Real Property. SNBH does not own any real property.

4.12 Tangible Personal Property. SNBH does not own or lease any personal property, other than what is disclosed in SEC filings.

4.13 Intangible Property. SNBH does not own any patent, trademark, trade name, service mark or copyright, other than what is disclosed in SEC filings.

4.14 Litigation.

Other than as disclosed in SEC filings, there is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of SNBH, overtly threatened against SNBH (or to the knowledge of SNBH, pending or threatened, against any of the officers, directors or key employees of SNBH with respect to their business activities on behalf of SNBH), or to which SNBH is otherwise a party, which, if adversely determined, would have a Material Adverse Effect, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor to the

knowledge of SNBH is there any reasonable basis for any such action, proceeding, or investigation. SNBH is not subject to any judgment, order or decree of any court or governmental agency except to the extent the same are not reasonably likely to have a Material Adverse Effect and SNBH is not engaged in any legal action to recover monies due it or for damages sustained by it.

4.15 Compliance with Laws; Permits. SNBH is in compliance with all Laws applicable to SNBH or to the conduct of the business or operations of SNBH or the use of its properties (including any leased properties) and assets, except for such non-compliances as would not, individually or in the aggregate, have a Material Adverse Effect. SNBH has all governmental permits and approvals from state, federal or local authorities which are required for SNBH to operate its business, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

4.16 Insurance. SNBH does not carry any insurance of any kind or nature.

4.17 Inventories; Receivables; Payables.

(a) The inventories of SNBH are in good and marketable condition, and are saleable in the ordinary course of business. Adequate reserves have been reflected in the Balance Sheet for obsolete or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

(b) All accounts receivable of SNBH have arisen from bona fide transactions in the ordinary course of business consistent with past practice. All accounts receivable of SNBH reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts receivable arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

(c) All accounts payable of SNBH reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable.

4.18 Related Party Transactions. Neither SNBH nor any Affiliates of SNBH has borrowed any moneys from or has outstanding any indebtedness or other similar obligations to SNBH. Neither SNBH, any Affiliate of SNBH nor any officer or employee of any of them (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender

to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of SNBH, (B) engaged in a business related to the business of SNBH, or (C) a participant in any transaction to which SNBH is a party or (ii) is a party to any Contract with SNBH.

4.19 No Misrepresentation. No representation or warranty of SNBH contained in this Agreement or in any schedule hereto or in any certificate or other instrument furnished by SNBH to Sellers pursuant to the terms hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

4.20 Financial Advisors. No Person has acted, directly or indirectly, as a broker or finder for SNBH in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

4.21 Guarantees. There are no written guarantees currently in effect heretofore issued by SNBH to any bank or other lender in connection with any credit facilities extended by such creditors to SNBH in connection with any other contracts or agreements (collectively, the "Guarantees"), including the name of such creditor and the amount of the indebtedness, together with any interest and fees currently owing and expected to be outstanding as of the Closing.

4.22 Patriot Act. SNBH certifies that it has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. SNBH hereby acknowledges that the Sellers seek to comply with all applicable Laws concerning money laundering and related activities. In furtherance of those efforts, SNBH hereby represents, warrants and agrees that: (i) none of the cash or property owned by SNBH has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by SNBH has, and this Agreement will not, cause SNBH to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

4.23 Trading Status. SNBH’s common stock is traded on OTC Markets under the trading symbol “SNBH”. SNBH has at least one market maker. As of the Closing, SNBH’s Common Stock will be listed for trading on OTC Markets with at least one market maker.

4.24 Reporting Status. SNBH is a reporting issuer under Section 12(g) of the Securities Exchange Act of 1934 (the ““34 Act”). SNBH is now, and as of the Closing will be, current in its filings and will have filed all of the filings required to have been made in the previous twelve months.

4.25 Investment Intention. SNBH is acquiring the assets for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") thereof.

4.26 Conversion Shares. The Converted Shares issuable pursuant to the 30 days weighted average conversion price, when issued, will be duly authorized and validly issued, fully paid and non-assessable, will be delivered hereunder free and clear of any Liens, except that such Converted Shares will be "restricted securities", as such term is defined in the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Act, and will be subject to restrictions on transfers pursuant to such rules and regulations.

4.27 For clarity purposes: except for obligations and liabilities explicitly and fully disclosed in SEC filings, SNBH has no outstanding debt, obligations, or liabilities.

ARTICLE 5. COVENANTS

5.1 Access to Information. Sellers agree that, prior to the Closing Date, SNBH shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of Sellers and its subsidiaries and such examination of the books, records and financial condition of Subsidiary and its Subsidiaries as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and Subsidiary shall cooperate, and shall cause Subsidiary to cooperate, fully therein. No investigation by SNBH prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Sellers or Subsidiary contained in this Agreement or the Seller Documents. In order that SNBH may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of Sellers, Sellers shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Subsidiary to cooperate fully with such representatives in connection with such review and examination.

5.2 Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly contemplated by this Agreement, or with the prior written consent of SNBH, the Sellers shall:

(i) conduct the businesses of Sellers only in the ordinary course consistent with past practice;

(ii) use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill

of their assets and (B) preserve its present relationship with Persons having business dealings with Sellers;

(iii)comply in all material respects with applicable laws and regulations.

(iv)Forebear from (i) soliciting, initiating, or encouraging the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of Sellers (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (ii) participating in any discussions or negotiations regarding, furnishing any information with respect to, assisting or participating in, or facilitating in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (iii) taking any other action that is inconsistent with this Agreement or the transactions contemplated hereby and that has the effect of avoiding the Closing contemplated hereby. The Sellers shall notify SNBH immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

(v) forbear from doing anything prohibited by this Section 5.2 or anything which would make any of the representations and warranties of Sellers in this Agreement untrue or incorrect in any material respect.

(b) Except as otherwise expressly contemplated by this Agreement, or with the prior written consent of Sellers, SNBH shall not:

(i) agree to do anything prohibited by this Section 5.2 or anything which would make any of the representations and warranties of SNBH in this Agreement untrue or incorrect in any material respect.

5.3 <u>Consents</u>. The Sellers shall use their best efforts, and SNBH shall cooperate with the Sellers, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement.

5.4 <u>Other Actions</u>. Each of the Sellers and SNBH shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

ARTICLE 6. CONDITIONS TO CLOSING

6.1 <u>Conditions Precedent to Obligations of SNBH</u>.

The obligation of SNBH to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by SNBH in whole or in part to the extent permitted by applicable law):

(a) all representations and warranties of Sellers contained herein shall be true and correct as of the date hereof and as of the Closing Date;

(b) all representations and warranties of Sellers contained herein qualified as to materiality shall be true and correct, and the representations and warranties of Sellers contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

(c) Sellers shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

(d) there shall not have been or occurred any material adverse change in the business or operations of Sellers;

(e) Sellers shall have obtained all consents and waivers referred to in Section 3.6(b) of which there are none at present, in a form reasonably satisfactory to SNBH, with respect to the transactions contemplated by this Agreement and the Seller Documents; and

(f) no legal proceedings shall have been instituted or threatened or claim or demand made against the Sellers, or seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental or Regulatory Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

6.2 Conditions Precedent to Obligations of the Sellers.

The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Subsidiary and Sellers in whole or in part to the extent permitted by applicable law):

(a) all representations and warranties of SNBH contained herein shall be true and correct as of the date hereof and as of the Closing Date;

(b) all representations and warranties of SNBH contained herein qualified as to materiality shall be true and correct, and all representations and warranties of SNBH contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

(c) SNBH shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by SNBH on or prior to the Closing Date;

(d) the Sellers shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Sellers) executed by the Chief Executive Officer and Chief Financial Officer of SNBH certifying as to the fulfillment of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c) hereof;

(e) there shall not be in effect any Order by a Governmental or Regulatory Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(f) SNBH shall have obtained all consents and waivers referred to in Section 4.6(b) hereof, in a form reasonably satisfactory to Subsidiary and Sellers, with respect to the transactions contemplated by this Agreement and SNBH Documents

ARTICLE 7. TERMINATION

7.1 Material Change in the Business of Sellers. If any material loss or damage to the business or operations of Sellers occurs prior to Closing and such loss or damage, in SNBH's reasonable opinion, cannot be substantially repaired or replaced within thirty (30) days, SNBH may, within two (2) days following any such loss or damage, by notice in writing or electronically to Sellers, at its option, either:

(a) terminate this Agreement, in which case no party will be under any further obligation to any other party; or

(b) elect to complete the Acquisition and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to SNBH's obligations to carry out the transactions contemplated hereby, be vested in Subsidiary or otherwise adequately secured to the satisfaction of SNBH on or before the Closing Date.

7.2 Material Change in SNBH’s Business. If any material loss or damage to SNBH’s Business occurs prior to Closing and such loss or damage, in Sellers’ reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, Sellers shall, within two (2) days following any such loss or damage, by notice in writing to SNBH, at its option, either:
(2) days following any such loss or damage, by notice in writing to SNBH, at its option, either:

(a) terminate this Agreement, in which case no party will be under any further obligation to any other party; or

(b) elect to complete the Acquisition and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to Sellers' obligations to carry out the transactions contemplated hereby, be vested in SNBH or otherwise adequately secured to the satisfaction of Subsidiary on or before the Closing Date.

7.3 Termination of the Agreement.

(a) SNBH or Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) SNBH may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event the Sellers have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, SNBH has notified Sellers and the Sellers of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach, or (B) if the Closing shall not have occurred on or before 60 days after the date of this Agreement by reason of the failure of any condition precedent to Closing hereof; and

(c) Sellers may terminate this Agreement by giving written notice to SNBH at any time prior to the Closing (A) in the event SNBH has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, and the breach has continued without cure for a period of 20 days after the notice of breach, or (B) if the Closing shall not have occurred on or before 60 days after the date of this Agreement, by reason of the failure of any condition precedent to Closing hereof (unless the failure results primarily from the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

7.4 Effect of Termination. If either party terminates this Agreement pursuant to this Article 7, All rights and obligations of the parties hereunder shall terminate, provided, however, that any liability arising from any breach of this Agreement prior to its termination shall survive such termination.

ARTICLE 8. DOCUMENTS TO BE DELIVERED

8.1 Documents to be Delivered by the Sellers.

At the Closing, Sellers shall deliver, or cause to be delivered, to SNBH the following:

(a) The assets and rights described in Section 2.0 and attachments to this Agreement;

(b) the certificates referred to in Section 6.2(d) hereof;

(c) copies of all consents and waivers referred to in Section 6.1(f) hereof;

(d) certificates of good standing with respect to Subsidiary issued by the Secretary of the State of the State of Nevada;

(e) such other documents as SNBH shall reasonably request.

8.2 Documents to be Delivered by SNBH.

At the Closing, SNBH shall deliver to the Sellers the following:

(a) the Acquisition Credits for the Assets being purchased;

(b) the certificates referred to in Section 6.2(d) hereof;

(c) copies of all consents and waivers referred to in Section 6.1(f) hereof;

(d) certificates of good standing with respect to SNBH issued by the Secretary of the State of the State of Nevada;

(e) such other documents as the Sellers shall reasonably request.

ARTICLE 9.INDEMNIFICATION

9.1 Indemnification.

(a) SNBH hereby agrees to indemnify and hold the Sellers and their respective Affiliates, agents, successors and assigns (collectively, the "Seller Indemnified Parties") harmless from and against:

(i) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of SNBH set forth in Section 4 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of SNBH pursuant to this Agreement, to be true and correct as of the date made;

(ii) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of SNBH under this Agreement; and

(iii) any and all Expenses incident to the foregoing.

9.2 Intentionally omitted

9.3 Indemnification Procedures.

(a) In the event that any legal proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 9.1 hereof, the Indemnified Party shall reasonably and promptly cause written notice of the assertion of any

Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnifying Party. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify the Indemnified Party for such Losses under this Agreement, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Claim. If the Indemnified Party defends any Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the Expenses of defending such Claim upon submission of periodic bills. If the Indemnifying Party shall assume the defense of any Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

(b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall be required to pay all of the sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within 10 business days after the date of such notice.

(c) The failure of the Indemnified Party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the Indemnifying Party's obligations with respect thereto except to the extent that the

Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.

ARTICLE 10. POST-CLOSING MATTERS

11.1 Within four business days of the Closing, SNBH and the Sellers agree to use all their best efforts to:

(a) issue a news release reporting the Closing; and

(b) file an amended Form 8-K with the Securities and Exchange Commission containing
(i) audited financial statements of Subsidiary, if applicable, as well as any required pro forma financial information or other information of Subsidiary and SNBH as required by the rules and regulations of the Securities and Exchange Commission, and (ii) such other material information in connection with the Agreement and Acquisition and the transactions contemplated thereof as required by the rules and regulations of the Securities and Exchange Commission.

ARTICLE 11. GENERAL PROVISIONS

11.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to SNBH to:

SENTIENT BRANDS HOLDINGS INC.
Or WYOMING BEARS, INC. (NV)
110 East 59St. 22nd Floor
New York, New York 10022

with a copy to:

Chris Dieterich, Esq.
Dietrich & Associates
315 Moraga Drive, Ste 207
Los Angeles, CA 90049
Facsimile: 310 312 6680

If to Sellers to:

Joel Kleinfeld joel.kleinfeld@gmail.com

Serge Knazev sergey.knazev@gmail.com

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt, and (iii) if delivered by courier to the address as provided for in this Section, be deemed given on the earlier of the second Business Day following the date sent by such courier or upon receipt. Any party from time to time may change its address or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

11.3 Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Sellers.

11.4 Expenses. Except as otherwise provided in this Agreement, the Sellers and SNBH shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall Subsidiary bear any of such costs and expenses.

11.5 Specific Performance. Sellers acknowledge and agree that the breach of this Agreement would cause irreparable damage to SNBH and that SNBH will not have an adequate remedy at law. Therefore, the obligations of Subsidiary and Sellers under this Agreement, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

11.6 Further Assurances. The Sellers and SNBH each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

11.7 Submission to Jurisdiction; Consent to Service of Process.

(a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the

laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 11.1.

11.8 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

11.10 Headings. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

11.11 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

11.12 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. .

11.13 Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement.

Delivery of executed copies of this Agreement by telecopier will constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

SENTIENT BRANDS HOLDINGS INC.

By: George Furlan 2025-09-30
Name: George Furlan
Title: Chief Executive Officer

Sellers:

Concent, Inc.

By: Serge Knazev 2025-10-01
Name: Serge Knazev
Title: Managing Director

Joel Kleinfeld

By: Joel Kleinfeld 2025-09-30
Name: Joel Kleinfeld

SCHEDULE A

Purpose:

To align incentives of the parties by:

(a) creating a performance-based earnout schedule, whereby the Acquisition Credit shall be issued to the Sellers (and/or their designees) following the Closing after achieving certain SNBH revenue growth with a minimum of EBITDA of 5%;

(b) establishing a commitment of Subsidiary to increase SNBH's revenue and EBITDA for at least five (5) years;

Valuation methods of Annual Revenue Growth or EBITDA, whichever is higher, plus the Appraised Value of Assets:

Earnout Criteria:

1. Annual Revenue Growth Method:

   - Acquisition Credit issued = SNBH Quarterly Revenue Growth relative to the same quarter in the previous year;
   - For Example: If revenue grew from $5,000,000 in quarter one 2024 to $10,000,000 in quarter 1 2025 then:
     a $5,000,000 *x 0.7 x 51% SNBH ownership of the Subsidiary = $1,785,000* Acquisition Credit would be issued

2. EBITDA Method:

   - Acquisition Credit issued = Five (5) x Quarterly EBITDA Growth relative to the same quarter in the previous year ;
   - For Example: If EBITDA grows from $200,000 in quarter one 2024 to $500,000 in quarter one 2025 then:
     5 x $300,000 = $1,500,000 *x 0.7 x 51% SNBH ownership of the Subsidiary = $535,000* as the Acquisition Credit to be issued.

3. Appraised Value of Rolled-in Assets Method (actual value of assets acquired):

   - Acquisition Credit issued = 1.4 x Appraised Value of Rolled-in Assets.
   - For Example: If assets in quarter one 2024 were $1,000,000 and assets in quarter one 2025 were $5,000,000:
     $4,000,000 x 1.4 = $5,600,000 of Acquisition Credit would be issued.

- Under the Appraised Value of Assets Method, Acquisition Credit are assigned on the asset transfer date and calculated as 1.4 times the appraised value for the portion received in Acquisition Credit instead of cash. This assumes a six-month lockup period, the ability to convert the whole amount into free trading shares after 6 months, and a customary risk-adjusted return on a convertible debenture for a pink sheet company. If the lockup period is extended due to lockup provisions or for any other reason, the 1.4 multiplier increases proportionally to reflect the extension.

Issuances of the Acquisition Credits to Sellers (and/or their designees) shall generally commence after the initial two (2) quarters of SNBH's revenue are disclosed in SNBH's periodic reports filed with the Securities and Exchange Commission on Form 10-Q and 10-K, as applicable, following the Closing. The amount of Acquisition Credit shall be trued up at the end of SNBH's respective fiscal year (i.e., four (4) quarters of SNBH's revenue divided by SNBH's trailing average share price over the prior year).

This calculation shall be made prior to the issuance of shares for the 4th quarter of a given year and the amount of Acquisition Credit shall be added or deducted from the amount issued.

Earnout Calculation:

The amount of Acquisition Credits to be issued to Sellers (and/or their designees) each quarter will be determined by calculating the three (3) above earnout criteria methods. The method which yields the largest amount of Acquisition Credit will be utilized for the issuance of the Acquisition Credit to Sellers (and/or their designees) within the applicable quarterly period. The Sellers must designate any designees or assignees prior to the end of the quarter.

Earnout Schedule:

The Earnout Schedule will result in a series of convertible credits being earned. These convertible obligations will be issued by SNBH in the form of an Acquisition Credit, which can be converted into common stock of SNBH at a series of dates in the future, as set out more fully in the Acquisition Credit description.

(a) The Acquisition Credit earnout period will last for up to five (5) years; provided, that in order for Acquisition Credit to be issued to Sellers (and/or their designees) in a given year, SNBH's revenue, with a minimum of 5% EBITDA in such year, must increase over the previous year, and the amount of Acquisition Credits to be issued will be based upon such increase. The balance of the Acquisition Credit, if any, shall be issued to the Sellers (and/or their designees) at the end of the five (5) year period.

(b) The Acquisition Credit will be issued to Sellers (and/or their designees) on a quarterly basis, based on the calculations outlined above and trued up at the end of each fiscal year of SNBH, respectively.

Implementation:

1. At the end of each fiscal quarter of SNBH, SNBH will calculate the Acquisition Credit to be issued to Sellers (and/or their designees) using the three above earnout criteria methods.

2. The method resulting in the largest amount of Acquisition Credit will be selected for each quarter's issuance of the Acquisition Credit to Sellers (and/or their designees).

3. The applicable amount of Acquisition Credit shall be issued to the Sellers and/or their designees or assignees accordingly.

4. Starting six (6) months after the effective date an Acquisition Credit holder can issue a conversion notice for the for the number of shares desired under the conversion.

SCHEDULE 2.12

Name	**Acquisition Credit Allocation Percentage**
Joel Kleinfeld	**50%**
Longwood Partners Revocable Trust	**50%**
	100.00%

MINUTES OF FIRST MEETING OF
INCORPORATORS AND DIRECTORS OF

WYOMING BEARS, INC.

a Nevada corporation

The Incorporators and Directors named in the Articles of Incorporation of WYOMING BEARS, INC., a Nevada Corporation, and constituting the Board of Directors of said corporation, held their first meeting at 110 East 59St. 22nd Floor, in the City of New York, New York, on the 1st day of August, 2025, at the hour of 10:00 a.m.

There were present at said meeting the following Directors, constituting a quorum of the full Board:

Joel Kleinfeld
Serge Knazev
George Furlan

On motion and by unanimous vote, Joel Kleinfeld was elected temporary chairman and temporary secretary of the meeting.

The chairman announced that the meeting was held pursuant to written waiver of notice thereof and consent thereto signed by all of the Incorporators and Directors of the corporation named as such in the Articles of Incorporation; such waiver and consent was presented to the meeting and upon motion duly made, seconded, and unanimously carried, was made a part of the records of the meeting and now precedes the minutes of this meeting in the Book of Minutes of the corporation.

The chairman stated that the original Articles of Incorporation had been filed in the office of the Nevada Secretary of State on May 22, 2025 and that a copy thereof, certified by said Secretary of State, had been filed in the office of the County Clerk of Washoe County, that being the county in which the corporation is to have an office. The chairman then presented to the meeting a certified copy of the Articles of Incorporation showing filings as stated and the secretary was directed to insert said copy in the Book of Minutes of the corporation.

- Adoption of Bylaws -

The matter of the adoption of Bylaws for the regulation of the corporation was next considered. The secretary presented to the meeting a form of Bylaws which were duly considered and discussed. on motion duly made, seconded, and unanimously carried, the following resolution was adopted.

WHEREAS, the shareholders of this corporation have not as yet adopted any Bylaws for the regulation of its affairs; and
WHEREAS, there has been presented to this meeting a form of Bylaws for the regulation of the affairs of this corporation; and

WHEREAS, it is deemed to be to the best interests of this corporation and its shareholders that said Bylaws be adopted by this Board of Directors as and for the Bylaws of this corporation;

NOW, THEREFORE, BE IT RESOLVED, that the Bylaws presented to this meeting and discussed hereat be and the same hereby are adopted as and for the Bylaws of this corporation.

RESOLVED, FURTHER, that the secretary of this corporation be and hereby is authorized and directed to execute a certificate of the adoption of said Bylaws and to insert said Bylaws as so certified in the Book of minutes of this corporation.

- Election of Officers -

The meeting then proceeded to the election of a president, a vice president, a secretary, and a treasurer. The following were duly elected to the offices indicated after the names of each:

President	*Joel Kleinfeld*
Secretary	*Joel Kleinfeld*
Treasurer	*Joel Kleinfeld*

Each officer so selected being present accepted their office, and thereafter the president presided at the meeting as chairman and the secretary acted as secretary of the meeting.

- Adoption of Share Certificate Form -

The secretary presented to the meeting a proposed form of share certificate for use by the corporation. on motion duly made, seconded, and unanimously carried, said form of share certificate was approved and adopted and the secretary was instructed to insert a copy thereof in the Book of Minutes immediately following the minutes of the meeting.

- Issuance of Shares -

The chairman suggested that the meeting consider the authorization of the issuance and sale of shares of the corporation to the initial joint venture parties intent on creating the corporation.

On motion duly made, seconded, and unanimously carried, the following resolution was adopted:

WHEREAS, this corporation is authorized to issue an aggregate of 100,000,000 shares of its capital stock of par value $0.001 each; and

WHEREAS, it is deemed to be to the best interests of this corporation that shares of its capital stock be issued and sold to any or all of the following persons:

— Shareholder —	***Consideration***	***Shares***
Sentient Brands Holdings, Inc.	$510.00	510,000
Longwood Partners Revocable Trust	$245.00	245,000
Joel Kleinfeld	$245.00	245,000

RESOLVED, that the president, or the vice president, and the secretary of this corporation be and they are hereby authorized and directed to issue and sell the shares of stock of this corporation, for the consideration stated.

RESOLVED, FURTHER, that the president, or the vice president, and the secretary or the assistant secretary be and they hereby are authorized and directed to sec and issue shares of stock of this corporation to the persons and in the amounts and for the consideration stated in these resolutions.

RESOLVED, FURTHER, that the officers of this corporation be and they hereby are authorized and directed to execute all documents and to take such action as they may deem necessary or advisable in order to carry out and perform the purposes of these resolutions.

On motion duly made, seconded, and unanimously carried, the following resolution was adopted:

WHEREAS, this corporation is authorized to issue an aggregate of 100,000,000 shares of its capital stock of $0.001 par value each; and

WHEREAS, WYOMING BEARS, Inc. (a Nevada corporation, represented by the its shareholders holding 490,000 shares above (the "AD Holders")) has offered to transfer to this corporation certain property, both tangible and intellectual, upon the terms and conditions as more fully appears in the Share Exchange Agreement, a copy of which is attached to these minutes, in return for the issuance to the AD Holders or their nominees of acquisition credits to be determined as set out in the exchange agreement, and

WHEREAS, it appears that the said property is of the fair and reasonable value of the consideration demanded therefor, and that it is in the best interests of the corporation to accept said offer,

RESOLVED, that the offer as set forth in the exchange agreement be and the same hereby is accepted, and the president and the secretary of this corporation be and they hereby are authorized and directed to issue and sell the acquisition credits on behalf of this corporation, for the consideration stated.

RESOLVED, FURTHER, that the officers of this corporation be and they hereby are authorized and directed to execute all documents and to take such action as they may deem necessary or advisable in order to carry out and perform the purposes of these resolutions.

- Payment of Incorporation Expenses -

In order to provide for the payment of expenses of incorporation and organization of the corporation, on motion duly made and unanimously carried, the following resolution was adopted:

RESOLVED, that the president, or vice president, and the treasurer of this corporation be and they hereby are authorized and directed to pay the expenses of the incorporation and organization of this corporation.

- Selection of Office Site -

After due discussion, the location of the principal office of the corporation was fixed, pursuant to the following resolution adopted, on motion duly made and unanimously carried:

RESOLVED, that the principal office of the corporation be located at 110 East 59St. 22nd Floor, in the City of New York, New York, 10022.

- Establishment of Bank Account -

To provide for a depository for the funds of the corporation, and to authorize certain officers to deal with the corporate funds, the following resolution was duly adopted:

RESOLVED, that the funds of this corporation be deposited with Bank of America;

RESOLVED, FURTHER, that all checks, drafts, and other instruments obligating this corporation to pay money, and the withdrawal of funds on deposit, shall be executed on behalf of the corporation by Joel Kleinfeld;

RESOLVED, FURTHER, that said persons are hereby authorized to execute on behalf of the corporation such agreements and papers required by said bank to open the corporate account.

There being no further business to come before the meeting, it was adjourned.

ATTEST:
Joel Kleinfeld
Temporary Chairman
Temporary Secretary

Link to Incorporation Documents:

Wyoming Bears.pdf